EXHIBIT 99.3

                                                           DR. BOGDAN C. MAGLICH
                                                                  CHAIRMAN & CEO


                                November 22, 2004

Mr. Roger W.A. Spillmann
2879 La Vista Avenue
Corona, CA 92879

Dear Mr. Spillmann:

I am pleased to offer you the position of Vice President/Corporate Secretary of HiEnergy Technologies, Inc. ("Company") effective as early as January 1, 2005 under the following terms and conditions:

      1. a). Your tasks will focus on the Company's legal and regulatory matters, contract administration, investor services, strategic and financial planning, and other general corporate matters that I and/or the Board of Directors see fit and are acceptable to you; and
            b). Your tasks will be determined and assigned to you solely by me on behalf of the Board of Directors and you will be reporting directly and solely to me.

      2. a). Your annual salary will be $200,000, of which $140,000 will be paid bi-weekly in cash and $60,000 will be deferred compensation to be paid in the form of three Promissory Notes one due April 30, 2005, one due August 31, 2005, and one due November 30, 2005 each for $20,000, bearing 5% interest, provided you are then an employee on the maturity dates; and
            b). In the event the Company files a registration statement on S-8, the Company has the option to prepay your services with S-8 stock with value equivalent to six (6) months of the above stated salary, the pro-rata portion of which would be refundable to the Company if you were to voluntary resign or be fired for cause.

      3. Your remuneration will be subject to review on or about May 18, 2005.

      4. The Company agrees to pay the fee required under its contract with your current employer for your conversion from consultant to employee, which should not exceed $12,000.

      5. If terminated without cause, the Company would pay you severance pay in an amount equivalent to six (6) months of your salary at the time of such termination.

      6. The Company will grant you non-qualified option to purchase 500,000 shares of common stock of the Company, exercisable at a price no greater than the average trading price for the last thirty (30) days. The option shall be 33% vested May 1, 2005, provided you are then an employee; 66% vested September 1, 2005, provided you are then an employee; and 100% vested December 31, 2005, provided you are then an employee. The option will immediately vest if the Company is acquired or sold via a merger or acquisition transaction, or any other transaction that results in a change in the corporate ownership structure. The term of said option shall be no longer than five (5) years and expire no less than twelve (12) months after any change in your status of employment.

      7. Where applicable, you will participate in the Company's incentive stock option plan, the amount of which shall be determined under standard procedures and policies.

      8. The Company will provide you with the Company's full healthcare medical benefits insurance premiums for its employees at no cost for you and your family, as well as any additional benefits offered to employees.

      9. As an Officer of the Company, you will receive coverage under the Company's D&O policy, and the Company shall make every effort to ensure that the policy remain in full force and effect during your time of employment.

      10. The Company will grant you no less than four (4) weeks paid vacation (excluding holidays), and ten (10) days for sick leave, which can be used against illness or other personal matters. Any unused vacation days or sick leave cannot be accrued or rolled over, and shall not be considered compensation.

      11. The Company will make timely reimbursements for any pre-approved expenses incurred by you on its behalf, including cellular phone services, as well as pre-approved tuition reimbursement for continuing education and professional certification courses directly related to your position.

      12. You agree to neither require, nor demand, any additional remuneration other than that provided for in this letter agreement. You agree to forfeit any fees which would otherwise be paid to you as a consultant, regardless if you are responsible for securing any strategic partnership with proprietary contacts or funding sources. However, the Company will consider extraordinary contributions when making a determination as to bonuses or awards granted to employees based on merit.

      13. You will preserve Company confidential information in accordance with established Company agreement on the proprietary policies and procedures, a copy of which has been provided to you and which represents an integral part of this Employment Letter-Agreement.

The Company is herewith obligated to meet the above terms and conditions upon your acceptance of employment, with exception to any equity based compensation, the issuance of which shall be subject to an approval by the Company's Board of Directors.

This letter shall be governed by the laws of the State of California (without giving effect to internal choice of law rules). The terms of this letter agreement may be modified only by a writing signed by both parties. Oral modifications are not enforceable. To the extent of any inconsistency, this agreement shall supersede any previous agreement.

I hope you will find this offer attractive and the creative climate of the company stimulating, such that your talents will manifest at their best.

Please confirm your acceptance of the offer by cosigning this letter below.

                                                 Sincerely,

                                                 HiEnergy Technologies, Inc. by


                                                 /s/ Bogdan C. Maglich
                                                 -------------------------
                                                     Bogdan Castle Maglich
                                                     Chairman & CEO
In acceptance of the above terms:


/s/ Roger W.A. Spillmann                         11/22/04
------------------------                         -------------------------
Roger W.A. Spillmann                             Date



                                      -3-